                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 GENERAL CIGAR HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------

     (3) Filing Party:
         -----------------------------------------------------------------------

     (4) Date Filed:
         -----------------------------------------------------------------------

                          GENERAL CIGAR HOLDINGS, INC.

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 16, 1998

    PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of General Cigar Holdings, Inc. ("General Cigar") will be held in the Auditorium on the 11th floor of the offices of the Corporate Headquarters of Chase Banking Corporation, 270 Park Avenue, New York, N.Y. on the 16th day of April 1998, at 10:00 A.M., local time, to consider and act upon:

    1.  The election of directors of General Cigar;

    2. The approval of the selection of General Cigar's independent accountants for 1998; and

    3. Such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

    Only stockholders of record at the close of business on February 25, 1998 are entitled to notice of, and to vote at, the Annual Meeting.

                                          A. ROSS WOLLEN
                                          SECRETARY

Dated: March 12, 1998

                          GENERAL CIGAR HOLDINGS, INC.
                             387 PARK AVENUE SOUTH
                         NEW YORK, NEW YORK 10016-8899

                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement is furnished to the stockholders of General Cigar Holdings, Inc. ("General Cigar") in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders to be held on April 16, 1998 at 10:00 A.M., local time, in the Auditorium on the 11th Floor of Chase Banking Corporation, 270 Park Avenue, New York, N.Y., for the purposes set forth in the accompanying notice of meeting.

                                    GENERAL

    This solicitation is being made on behalf of the Board of Directors of General Cigar. The initial distribution of proxy materials is expected to be made on or about March 12, 1998. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised. Proxies received by the Board of Directors in such form will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted (i) for the election of directors as described in this Proxy Statement; and (ii) for approval of the selection of Price Waterhouse LLP as independent accountants for General Cigar for 1998. For voting purposes (as opposed to for purposes of establishing a quorum) abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether the other matters to be voted on have been approved. Proposals by stockholders for General Cigar's 1999 Annual Meeting of Stockholders must be received by General Cigar before November 1, 1998.

    Management knows of no matters which may be brought before the Annual Meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxy in accordance with their judgment on such matters.

    The cost of solicitation of proxies by the Board of Directors will be borne by General Cigar. Such solicitation will be made by mail and in addition may be made by officers and employees of General Cigar personally or by telephone, facsimile or telegram. Proxies and proxy material will also be distributed through brokers, custodians and other similar parties.

    Each holder of a share of Class A Common Stock, par value $0.01 per share, of General Cigar (the "Class A Common Stock") will be entitled to one vote for each share held of record by such person at the close of business on February 25, 1998 (the "Record Date"), which is the record date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Each holder of a share of Class B Common Stock, par value $0.01 per share, of General Cigar (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") will be entitled to ten votes for each share held of record by such person at the close of business on the Record Date. As of such date, General Cigar had outstanding 12,290,060 shares of Class A Common Stock (none of which are shares of treasury stock) and 15,293,898 shares of Class B Common Stock (none of which are shares of treasury stock). 9,935,888 shares of Class B Common Stock, representing 65.0% of the outstanding shares of Class B Common Stock, are held by members of the Cullman & Ernst Group (See "Security Ownership of Management and Principal Holders"). The Cullman & Ernst Group beneficially owns shares of Common Stock representing approximately 60.1% of the total voting power of the outstanding Common Stock. Although no formal voting arrangement exists among the members of the Cullman & Ernst Group, certain members of the Cullman & Ernst Group have informed General Cigar that they will vote for the election of the nominees for election to the Board of Directors identified herein and for the ratification of Price Waterhouse LLP as General Cigar's independent public accountants. The affirmative vote of all of the members of the Cullman & Ernst Group would be sufficient, without the concurring vote of any other stockholder of General Cigar, to approve and adopt each of the proposals to be considered at the Annual Meeting.

    The Class A Common Stock trades on the New York Stock Exchange under the symbol MPP. Each share of Class B Common Stock is convertible into a share of Class A Common Stock at the option of the holder and automatically upon sale.

    As used herein, the term "Company" refers to General Cigar Holdings, Inc. and its predecessor, Culbro Corporation ("Culbro") and their respective subsidiaries, including the principal operating subsidiary, General Cigar Co., Inc. On August 29, 1997, Culbro merged with and into General Cigar (the "Merger"), with General Cigar as the surviving corporation. Prior to the initial public offering of Class A Common Stock in February 1997 (the "IPO"), General Cigar was a wholly-owned subsidiary of Culbro.

                            I. ELECTION OF DIRECTORS

    At the 1998 Annual Meeting of Stockholders, eleven (11) directors (which will comprise the entire Board) are to be elected. The Board of Directors proposes the nominees listed below for election as directors to serve until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of the nominees have served as directors since May 1997. All of the nominees except Susan R. Cullman also served as directors of Culbro for more than six years and from the time of its last annual meeting of shareholders until the consummation of the Merger. The directors must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote at the meeting. If for any reason any nominee or nominees become unavailable for election, the proxy holders will vote for such substitute nominee or nominees as may be designated by the Board of Directors.

                        INFORMATION CONCERNING DIRECTORS

         NAME (LETTERS             (AGE) AND
            REFER TO               DATE SINCE              PRINCIPAL
           COMMITTEE               WHICH HAS             OCCUPATION AND                   ALSO SERVES AS A
          MEMBERSHIPS,            CONTINUOUSLY              BUSINESS                      DIRECTOR OF THE
           IDENTIFIED             SERVED AS A          EXPERIENCE DURING                     FOLLOWING
             BELOW)               DIRECTOR(1)          PAST FIVE YEARS(2)                   CORPORATIONS
--------------------------------  ------------  --------------------------------  --------------------------------
Bruce A. Barnet.................  (52) 1990     President and Chief Executive     American Business Press;
(a, b, g)                                       Officer of Cahners Publshing      Batteries, Batteries Inc.;
                                                Company (1996); President and     Mainspring Communications; Reed
                                                Chief Executive Officer of        Elsevier, Inc.
                                                Cowles Enthusiast Media
                                                (1993-1996)

John L. Bernbach................  (53) 1988     Chairman and Chief Executive      Avenue China, Inc.; North
(a, f, g)                                       Officer of The Bernbach Group,    American Television, Inc.;
                                                Inc.-- consulting (1994);         Northbridge Programming, Inc.;
                                                Chairman and Chief Executive      Wemco, Inc.
                                                Officer of North American
                                                Television, Inc.--television
                                                distribution; Vice Chairman of
                                                DDB Needham Worldwide, Inc.
                                                (1993-1994)

Edgar M. Cullman (3)............  (80) 1961     Chairman of the Board of          Centaur Communications Limited;
(c, d, e)                                       Directors (1996); Chief           Bloomingdale Properties, Inc.;
                                                Executive Officer of Culbro       The Eli Witt Company (5);
                                                Corporation (1962-1996)           Griffin Land & Nurseries, Inc.

Edgar M. Cullman, Jr. (3).......  (52) 1982     President and Chief Executive     Bloomingdale Properties, Inc.;
(c, d, f, g)                                    Officer (1996); Chief Executive   Doral Financial Corporation; The
                                                Officer of Culbro Corporation     Eli Witt Company (5)
                                                (1996-1997); President and Chief
                                                Operating Officer of Culbro
                                                Corporation (1984-1996);
                                                President of Culbro Land
                                                Resources, Inc. (1995)
                                                (1992-1993)

         NAME (LETTERS             (AGE) AND
            REFER TO               DATE SINCE              PRINCIPAL
           COMMITTEE               WHICH HAS             OCCUPATION AND                   ALSO SERVES AS A
          MEMBERSHIPS,            CONTINUOUSLY              BUSINESS                      DIRECTOR OF THE
           IDENTIFIED             SERVED AS A          EXPERIENCE DURING                     FOLLOWING
             BELOW)               DIRECTOR(1)          PAST FIVE YEARS(2)                   CORPORATIONS
--------------------------------  ------------  --------------------------------  --------------------------------
Susan R. Cullman (3)............  (48) 1997     Director; President of            The National Cathedral School
(c, f, g)                                       Republican Coalition for Choice,
                                                a non-profit advocacy coalition
                                                (1995)

John L. Ernst (4)...............  (57) 1983     Chairman of the Board and         Doral Financial Corporation;
(b, c, e)                                       President of Bloomingdale         Griffin Land & Nurseries, Inc.
                                                Properties, Inc.

Thomas C. Israel................  (53) 1989     Chairman of A.C. Israel
(a, g)                                          Enterprises, Inc.-- investments

Dan W. Lufkin...................  (66) 1976     Private investor                  Allen & Co., Inc.; Syratech,
(a, b, c, d, e)                                                                   Inc.

Graham V. Sherren...............  (60) 1987     Chairman and Chief Executive      Angerstein Plc; Duplo
(g)                                             Officer of Centaur                International Ltd.; Gieves Group
                                                Communications                    Ltd.; Hundred Acre Securities
                                                Limited--publisher of magazines   Ltd.; InType Ltd.
                                                and trade periodicals in the
                                                United Kingdom

Peter J. Solomon................  (59) 1980     Chairman of Peter J. Solomon      Centennial Cellular Corporation;
(b, d)                                          Company Limited and Peter J.      Century Communications
                                                Solomon Securities Company        Corporation; Charette
                                                Limited                           Corporation; Monro Muffler
                                                                                  Brake, Inc.; Office Depot, Inc.;
                                                                                  Phillips-Van Heusen Corporation

Francis T. Vincent, Jr. ........  (59) 1992     Vincent Enterprises; Private      Oakwood Homes Corp.; Time
(a, b, g)                                       investor; senior advisor to       Warner, Inc.; Westfield America,
                                                Peter J. Solomon Company Limited  Inc.
                                                (1993-1994)

------------------------

Member of the: (a) Audit Committee; (b) Compensation Committee; (c) Executive Committee; (d) Finance Committee; (e) Nominating Committee; (f) Public Policy Committee; and (g) Strategic Planning Committee

FOOTNOTES APPEAR ON THE FOLLOWING PAGE.

(1) Except for Susan R. Cullman, who was elected as a director of General Cigar in 1997, each director shown as serving on the Board of Directors prior to 1997 served as a director of Culbro, which was merged into General Cigar.

(2) Except as otherwise indicated each director has had the same principal occupation during the past five years. Positions not otherwise identified are with the Company.

(3) Mr. Cullman is the father of Mr. Cullman, Jr. and Ms. Cullman.

(4) Mr. Ernst is the nephew of Mr. Edgar M. Cullman.

(5) The Eli Witt Company filed for relief from its creditors under Chapter 11 of the Federal Bankruptcy Code in November 1996.

    The Board of Directors held 8 meetings during 1997. The Company has the following Committees of the Board of Directors: Audit, Compensation, Executive, Finance, Nominating, Public Policy and Strategic Planning. Committee memberships of the Board of Directors are indicated in the above table. Directors as a whole attended approximately 89% of the aggregate of all Board and Committee meetings (of Committees of which they were members). No Director attended less than 75% of the aggregate of all Board and Committee meetings.

    Members of the Board of Directors who are not employees of the Company received $20,000 per year and $900 for each Board and Committee meeting attended in 1997. Committee chairpersons received $1,300 for each Committee meeting attended, except for the chairpersons of the Audit and Compensation Committees who received $1,600. Reduced amounts were paid if more than one meeting was held on any day. Non-employee Directors who are not members of the Cullman & Ernst Group participate in the Company's stock option plans for non-employee Directors.

    The Audit Committee, whose Chairman is Mr. Israel, reviews audit reports and the scope of audit by both the Company's internal audit staff and its independent accountants and related matters pertaining to the preparation and examination of the Company's financial statements. From time to time such Committee makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Company's independent accountants. The Audit Committee held 1 meeting in 1997 and recommended to the Board of Directors the selection of Price Waterhouse LLP (See "Selection of Independent Accountants").

    The Nominating Committee, whose Chairman is Mr. Ernst, recommended to the Board of Directors the election of the director-nominees proposed in this Proxy Statement for election by the stockholders. The Nominating Committee reviews incumbent directors and the qualifications of candidates suggested from all sources, including Board members, management and stockholders. Stockholders desiring to recommend candidates for election as directors at the Company's 1999 Annual Meeting of Stockholders should submit names and appropriate biographical information to the Secretary of the Company before November 1, 1998.

    For information about the Compensation Committee, see Compensation Committee Report on Executive Compensation--Interlocks and Insider Participation.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

    The following table lists the number of shares and exercisable options to purchase shares of Common Stock of the Company beneficially owned or held by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock (ii) the nominees for election as directors (who are all current directors), (iii) the Named Executive Officers (as defined) and (iv) all directors and executive officers of the Company collectively. Information with respect to the Class A Common Stock held by each person or group of persons includes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by such person or group of persons. Unless otherwise indicated, information is provided as of November 29, 1997:

                                                                   CLASS A COMMON STOCK         CLASS B COMMON STOCK
                                                               ----------------------------  ---------------------------
                                                                  SHARES                        SHARES
                                                               BENEFICIALLY    PERCENT OF    BENEFICIALLY   PERCENT OF
NAME AND ADDRESS (1)                                             OWNED (2)      TOTAL(3)      OWNED (2)      TOTAL(3)
-------------------------------------------------------------  -------------  -------------  ------------  -------------
Edgar M. Cullman (4).........................................      4,242,783         25.7%      4,242,574         27.7%
Edgar M. Cullman, Jr. (4)....................................      3,896,960         24.1       3,896,923         25.5
Louise B. Cullman (4)........................................      3,662,153         23.0       3,662,129         23.9
Susan R. Cullman (4).........................................      3,372,452         21.5       3,372,424         22.1
Lucy C. Danziger (4).........................................      4,573,136         27.1       4,573,106         29.9
John L. Ernst (4)............................................      1,860,784         13.1       1,860,772         12.2
B. Bros. Realty Limited Partnership (5)......................      1,039,339          7.8       1,039,338          6.8
FMR Corp. (6)................................................        876,000        *
Gabelli Funds, Inc. (7)......................................      2,793,229         14.5       2,664,229         17.4
Wellington Management Company, LLP (8).......................      2,164,736         17.6
Bruce A. Barnet..............................................         18,226        *                 444        *
John L. Bernbach.............................................          2,667        *               2,667        *
Thomas C. Israel.............................................         40,010        *              22,228        *
Dan W. Lufkin................................................         62,237        *              62,237        *
Graham V. Sherren............................................          2,222        *               2,222        *
Peter J. Solomon.............................................         22,227        *               4,445        *
Francis T. Vincent, Jr.......................................         22,227        *               4,445        *
Austin T. McNamara...........................................        112,702        *
Edward B. Polite.............................................         30,061        *                  58        *
A. Ross Wollen...............................................        166,355        *              75,859        *
All directors and executive officers collectively, consisting
  of 15 persons (9)                                               10,791,049         87.8      10,113,604         66.1

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address of each person listed is c/o General Cigar Holdings, Inc., 387 Park Avenue South, New York, New York 10016. Excluded from the table is the Zweig-DiMenna entities, c/o Zweig-DiMenna Associates LLC, 900 Third Avenue, 30th Floor, New York, New York 10022, which reported ownership of less than 5% of the outstanding shares of Common Stock as of February 25, 1998.

(2) This information reflects the definition of beneficial ownership adopted by the Securities and Exchange Commission. Beneficial ownership reflects sole investment and voting power, except as reflected in footnote 4. Where more than one person shares investment and voting power in the same shares, such shares may be shown more than once. Such shares are reflected only once, however, in the total for all directors and officers. Includes under Class A Common Stock options exercisable within 60 days. Excluded are shares held by charitable foundations and trusts of which members of the Cullman and Ernst families, including persons referred to in footnote 4, are officers and directors. As of November 27, 1997, a group (the "Cullman & Ernst Group") consisting of Edgar M. Cullman, Edgar M. Cullman, Jr., Susan R. Cullman, direct members of their families and trusts for their benefit; John L. Ernst, his sister and direct members of their families and trusts for their benefit; a partnership in which members of the Cullman and Ernst families hold substantial direct and indirect interests and charitable foundations and trusts of which members of the Cullman and Ernst families are directors or trustees, owned an aggregate of approximately 9,935,888 shares of the Class B Common Stock (approximately 65% of the outstanding shares of Class B Common Stock). Among others, Edgar M. Cullman, Edgar M. Cullman, Jr., their wives, Susan R. Cullman and Mr. Ernst hold investment and voting power or shared investment and voting power over such shares. Certain of such shares are pledged as security for loans payable under standard pledge arrangements. A form filed with the Securities and Exchange Commission on behalf of the Cullman & Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares but that there is an informal understanding that the persons and entities included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

(3) The Cullman & Ernst Group beneficially owns shares of Common Stock representing approximately 60.1% of the total voting power of the outstanding Common Stock.

(4) Included within the shares shown as beneficially owned by Edgar M. Cullman are 3,749,401 shares of Class B Common Stock in which he holds shared investment and/or voting power; included within the shares shown as beneficially owned by John L. Ernst are 1,828,544 shares of Class B Common Stock in which he holds shared investment and/or voting power; included within the shares shown as beneficially owned by Edgar M. Cullman, Jr. are 3,262,664 shares of Class B Common Stock in which he holds shared investment and/or voting power; and included within the shares shown as beneficially owned by Susan R. Cullman are 2,982,259 shares of Class B Common Stock in which she holds shared investment and/or voting power. Included within the shares shown as beneficially owned by Louise B. Cullman are 3,202,413 shares of Class B Common Stock in which she holds shared investment and/or voting power; and included within the shares shown as beneficially owned by Lucy C. Danziger are 4,209,272 shares of Class B Common Stock in which she holds shared investment and/or voting power. Excluded in each case are shares held by charitable foundations and trusts in which such persons or their families or trusts for their benefit are officers and directors. Messrs. Cullman, Ernst and Cullman, Jr. and Susan R. Cullman disclaim beneficial interest in all shares over which there is shared investment and/or voting power and in all excluded shares. Louise B. Cullman is the wife of Edgar M. Cullman; Susan R. Cullman and Lucy R. Danziger are the daughters of Edgar M. Cullman and Louise B. Cullman.

(5) The address of B. Bros. Realty Limited Partnership is 641 Lexington Avenue, New York, New York 10022.

(6) The address of such person is 82 Devonshire Street, Boston, Massachusetts 02102.

(7) The address of such person is Gabelli Funds, Inc., One Corporate Center, Rye, New York, New York 10580. A form filed with the Securities and Exchange Commission in September 1991 by Gabelli Funds, Inc., as subsequently amended indicates that the securities have been acquired by Gabelli Funds, Inc. and its wholly-owned subsidiaries on behalf of their investment advisory clients. The Company has been informed that no individual client of Gabelli Funds, Inc. has ownership of more than 5% of the Company's outstanding Common Stock.

(8) The address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109. A form filed with the Securities and Exchange Commission on January 13, 1998 by WMC indicates that the securities are owned by WMC on behalf of its investment advisory clients. The Company has been informed that no individual client of WMC has ownership of more than 5% of the Company's outstanding Common Stock.

(9) Excluding shares held by certain charitable foundations the officers and/or directors of which include certain officers and directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based upon its involvement in the preparation of certain of such forms, a review of the copies of other such forms received by it and the written representations from certain reporting entities that no Form 5 was required for each such entity, the Company believes that with respect to 1997 all such Section 16(a) filing requirements were satisfied.

                       INTERESTS IN CERTAIN TRANSACTIONS

    For the information of stockholders, attention is called to the following transactions between the Company and other parties in which the persons mentioned below might have had a direct or indirect interest.

    1. Frederick M. Danziger, a member of the Cullman & Ernst Group, was Of Counsel to the law firm of Latham & Watkins from December 1, 1995 until July 3, 1997. During the Company's 1997 fiscal year, such firm received fees and disbursements of approximately $2,250,000 for services rendered to Culbro and General Cigar in connection with: (i) the IPO; (ii) the Merger; (iii) the distribution by Culbro to its shareholders of all the common stock of Griffin Land & Nurseries, Inc. ("Griffin") in July 1997; and (iv) the acquisition by the Company of Villazon & Company (the transactions described in clauses (i), (ii),
(iii) and (iv) are referred to herein collectively as the "Reorganization"). See "Security Ownership of Management and Principal Holders."

    2. The interior design firm of Cullman & Kravis, which is owned by a member of the Cullman & Ernst Group, provided interior design services for the Company's Club Macanudo cigar bar expected to open in Chicago, Illinois in the spring of 1998, and for renovations to the Company's Club Macanudo New York City facilities. In 1997, a total of approximately $81,540 was paid such firm in fees and commissions (other than reimbursements for furnishings purchased for the Company). Elissa Cullman, owner of the firm, is the wife of Edgar M. Cullman, Jr.

    3. The Company entered into an agreement with John L. Bernbach in 1997 pursuant to which Mr. Bernbach provides consulting services to the Company with respect to its international operations. During the Company's 1997 fiscal year, Mr. Bernbach received advisory fees of $75,000 pursuant to such agreement.

    4. Messrs. Cullman are members of the Board of Directors of Bloomingdale Properties, Inc. of which Mr. Ernst is Chairman and President.

    See Compensation Committee Interlocks and Insider Participation on page 15, for certain other interests.

    The information given in this Proxy Statement with respect to the five-year business experience of each director, beneficial ownership of stock, interlocks and the respective interests of persons in transactions to which the Company or any of its subsidiaries was a party (other than as appears from the records of the Company), is based upon statements furnished to the Company by its directors and officers.

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four highest-paid executive officers (collectively, the "Named Executive Officers"), as well as the total compensation paid to each individual during the Company's last three calendar years, except where otherwise noted.

SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                 ANNUAL COMPENSATION                                               AWARDS
--------------------------------------------------------------------------------------  -----------------------------
                                                                                                          SECURITIES
               NAME AND PRINCIPAL                                                         OTHER ANNUAL    UNDERLYING
                   POSITION(1)                       YEAR       SALARY       BONUS      COMPENSATION(2)     OPTIONS
-------------------------------------------------  ---------  ----------  ------------  ----------------  -----------
Edgar M. Cullman.................................       1997  $  400,000  $    440,000(3)   $     12,756
  Chairman of the Board                                 1996     400,000                        17,256
                                                        1995     375,000                        13,689

Edgar M. Cullman, Jr. ...........................       1997     440,000       456,676(4)         25,574
  President and Chief Executive Officer                 1996     400,000                        30,012       444,557
                                                        1995     367,000     1,164,000          29,871

Austin T. McNamara...............................       1997     285,000       207,366(4)         15,763     100,000
  Executive Vice President                              1996     250,000       148,025         319,915        44,557
                                                        1995     200,000       375,629          15,712        66,684

Edward B. Polite (6).............................       1997     285,000       386,641(5)         23,161      40,000
  Executive Vice President

A. Ross Wollen...................................       1997     236,250       297,123(5)         25,561      25,000
  Senior Vice President, General Counsel and            1996     225,000        55,000(4)         25,589      22,228
  Secretary                                             1995     205,000       377,501         109,879        66,684

------------------------

(1) Each of the executive officers identified was employed by Culbro or a subsidiary of Culbro until August 29, 1997. Amounts shown exclude $259,592 and $218,624 being paid annually in each of fiscal year 1997, 1998 and 1999 to Messrs. Cullman, Jr. and Wollen, respectively, as a result of the termination and payout of benefits under the 1995-1997 Long Term Performance Plan. Amounts shown also exclude $439,530 paid in 1998 to Mr. McNamara as a result of awards payable with respect to the performance period 1995-1997 under the Long Term Performance Plan with respect to General Cigar Co., Inc.'s performance. See "Employee Benefit Plans--Long Term Performance Plan."

(2) Amounts shown under Other Annual Compensation include matching contributions made by Culbro under its Savings Plan and other miscellaneous cash benefits, but do not include funding for or receipt of retirement plan benefits (See "Employee Benefit Plans"). No executive officer who would otherwise have been includable in such table resigned or terminated employment during 1997. The amount shown in 1996 for Mr. McNamara includes value of $303,169 realized upon exercise of options.

(3) Special bonus awarded to Edgar M. Cullman as a result of the Company's performance in 1997.

(4) Annual and long-term bonuses were paid in 1996 with respect to performance in 1995 and the 1993-95 cycle, respectively.

(5) Includes special bonuses of $150,000 each paid to Mr. Polite in connection with his election as Chief Operating Officer and to Mr. Wollen in connection with the Reorganization.

(6) Mr. Polite became an officer of General Cigar in February 1997.

                             EMPLOYEE BENEFIT PLANS

1997 STOCK PLAN

    General Cigar adopted a new Stock Plan (the "1997 Stock Plan") in February 1997. A total of 3,300,000 shares of Class A Common Stock were authorized to be made available for issuance under the 1997 Stock Plan. Options granted under the 1997 Stock Plan are either incentive stock options or nonqualified options. The 1997 Stock Plan contains a limitation on the dollar amount of incentive stock options which may be granted to any employee and restrictions pertaining to any grant to an employee who beneficially owns 10% or more of the outstanding Common Stock. In connection with the IPO, more than 40 Company employees were granted incentive stock options to purchase shares of General Cigar's Common Stock under the 1997 Stock Plan. Such options have an exercise price equal to $18.00 per share (which was the price per share in the IPO) and become exercisable in three equal cumulative annual installments on each of the third, fourth and fifth anniversaries of the date of grant. As of November 29, 1997 there were approximately 2,208,618 shares of Class A Common Stock reserved for issuance under the 1997 Stock Plan. Such approximately 2,208,618 shares included approximately 661,600 shares of Class A Common Stock issuable upon exercise of options granted by General Cigar during 1997 and approximately 1,547,018 shares of Class A Common Stock issuable upon exercise of options that were originally granted by Culbro to key employees and non-employee directors and were assumed by General Cigar in connection with the Merger.

STOCK OPTION INFORMATION

    The following table sets forth the number of stock options granted to each of the Named Executive Officers during fiscal 1997. Neither Edgar M. Cullman nor Edgar M. Cullman, Jr. was granted any options during fiscal 1997.

                                       INDIVIDUAL GRANTS
                                   --------------------------
                                                 PERCENTAGE                               POTENTIAL REALIZABLE VALUE
                                                  OF TOTAL                                            AT
                                    NUMBER OF      OPTIONS                                 ASSUMED ANNUAL RATES OF
                                   SECURITIES    GRANTED TO     EXERCISE                 STOCK PRICE APPRECIATION FOR
                                   UNDERLYING     EMPLOYEES      OR BASE                     TEN YEAR OPTION TERM
                                     OPTIONS       IN 1997        PRICE     EXPIRATION   ----------------------------
NAME                               GRANTED (#)   FISCAL YEAR    ($/SHARE)      DATE            5%            10%
---------------------------------  -----------  -------------  -----------  -----------  --------------  ------------
A. Ross Wollen...................      25,000           4.0%    $   18.00      2/27/07    $    282,500    $  717,500
Austin T. McNamara...............     100,000          16.0         18.00      2/27/07       1,130,000     2,870,000
Edward B. Polite.................      40,000           6.4         18.00      2/27/07         452,000     1,148,000

    Edgar M. Cullman did not hold any options at 1997 fiscal year end. The following table presents the value of options exercised in fiscal 1997 and the value of unexercised options held by the other Named Executive Officers at November 29, 1997.

                                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                 UNDERLYING OPTIONS HELD     IN-THE-MONEY OPTIONS AT
                                 SHARES ACQUIRED     VALUE        AT FISCAL YEAR END (#)       FISCAL YEAR END (1)
                                   ON EXERCISE      REALIZED    --------------------------  -------------------------
NAME                                   (#)            ($)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-------------------------------  ---------------  ------------  -----------  -------------  ----------  -------------
Edgar M. Cullman, Jr (2).......        --              --           --            444,738       --       $ 4,066,696
Edward B. Polite...............        65,346     $  1,994,034      30,003         92,675   $  611,581     1,162,843
A. Ross Wollen.................        95,561        2,099,063      40,362        114,177      818,237     1,843,137
Austin T. McNamara.............        --              --           68,702        211,392    1,397,170     2,472,860

------------------------

(1) The amounts presented in this column have been calculated based upon the difference between the fair market value of $23.50 of General Cigar Common Stock on November 29, 1997 and the exercise price of each stock option.

(2) Edgar M. Cullman, Jr. was granted an option to purchase 100,000 shares of Culbro common stock in March 1996, which option was converted into an option to purchase 444,738 shares of General Cigar's Common Stock as a result of the Reorganization. Such option is exercisable in equal annual installments over five years beginning on February 21, 1999 and ending on February 21, 2003. The option was originally granted by Culbro at the exercise prices of $66.00, $66.00, $72.60, $72.60 and $80.00 for the years 1999, 2000, 2001,
    2002 and 2003, respectively, which exercise prices were reformulated as a result of the Reorganization to be approximately $13.27, $13.27, $14.60, $14.60 and $16.08 for such years, respectively.

ANNUAL INCENTIVE COMPENSATION PLAN

    The Compensation Committee meets during the first quarter of each year to assess the performance during the preceding fiscal year of the officers of the Company and to recognize and reward meritorious performance by payment of incentive compensation with respect to such year. Pursuant to a plan approved for 1997 by the Board of Directors, such annual incentive compensation was based upon predetermined percentages of each recipient's annual salary and depended upon the achievement of specified subjective (30%) and Company financial (70%) goals. The Company's 1997 financial goal of actual results compared to plan was achieved at 128.5%. Incentive compensation is payable in cash subject to deferral under the Company's Deferred Incentive Compensation Plan. The Company's 1997 annual plan resulted in the payments described in the Summary Compensation Table. Employees who do not participate in the incentive compensation plan may be eligible for annual bonus payments at the discretion of the Committee.

LONG TERM PERFORMANCE PLAN

    The Long Term Performance Plan for 1995-1997 as it related to the corporate executives of the Company (and, in 1995-1996, Culbro) was based upon the stock price of Culbro Common Stock. In late 1996, the Culbro Board of Directors, on the recommendation of the Culbro Compensation Committee, approved the full vesting and termination of the 1995-1997 Performance Plan as it pertained to Culbro corporate executives. These awards totalled approximately $3.4 million and are being paid by the Company in three equal annual installments from 1997 to 1999. Such payments made in fiscal 1997 to the Named Executive Officers are set forth in footnote 1 to the Summary Compensation Table.

    The Long Term Performance Plan for 1995-1997 as it related to officers of General Cigar Co., Inc. was based upon its return on net assets compared to plan and was achieved at 177.5%. The Long Term Performance Plan resulted in a total payout of $1,913,000 to 12 officers including Mr. McNamara whose payment is set forth in footnote 1 to the Summary Compensation Table.

DEFERRED INCENTIVE COMPENSATION PLAN

    The Company's Deferred Incentive Compensation Plan (the "Plan") was assumed from Culbro in connection with the Merger. The Plan is administered by the Compensation Committee, pursuant to which recipients of compensation, incentive compensation and directors' fees may elect to defer receipt thereof under a defined contribution arrangement. Amounts deferred earn interest, compounded quarterly, at the prime rate less 1%. Such amounts are not intended to be recognized for tax purposes until received. Participating recipients may designate the amount and the time periods of deferral. Participants have no vested rights in deferred amounts credited to their accounts and are general creditors of the Company until such amounts actually are paid. The Plan provides for the immediate payout of all deferred incentive compensation upon a "change of control" (as defined in the Plan).

SAVINGS PLAN

    The Culbro Board of Directors adopted a Savings Plan in 1982 (the "Savings Plan"), which Savings Plan was assumed by General Cigar in connection with the Merger. The Savings Plan covers salaried and hourly employees of the Company and its participating subsidiaries who are employed in the U.S., are over age 21 and have six months of service. In 1997, a participating employee could have (i) saved up to 5% of annual base salary through payroll deductions, with the Company contributing $0.40 on each dollar contributed and (ii) saved an additional 10% of annual base salary without receiving any matching contributions. Highly compensated employees are limited to an additional 3% of annual base salary without receiving any matching contributions. Contributions made in 1997 through payroll deductions not in excess of $9,500 per employee may have been accumulated as pre-tax savings pursuant to Section 401(k) of the Internal Revenue Code. Participants are permitted to choose to allocate their contributions among several alternative investment options.

    During the period from January 1, 1997 to December 31, 1997, the Company's matching contributions under the Savings Plan for the accounts of the individuals named under "Summary Compensation Table" are included under Other Annual Compensation.

RETIREMENT PLAN

    Retirement benefits are payable under the Company's Employees Retirement Plan (the "Retirement Plan") for officers and other employees of the Company and its participating subsidiaries, which Retirement Plan General Cigar assumed from Culbro in connection with the Merger. Directors who are not employees do not participate. Benefits are accrued under the Plan on a career-average earnings basis and through 1997, the pension credit is 1.1% for annual compensation up to the individual's covered compensation as determined from published Social Security tables and 1.65% for annual compensation above said amounts. Compensation is the base rate of earnings as of the first business day of each plan year payable for service during the plan year excluding overtime, bonuses, incentive compensation or other additional compensation. The estimated annual benefits payable as a life annuity upon retirement at normal retirement age, which assumes service will continue until age 65 at 1997 base salaries, for Messrs. Cullman, Jr., Polite, Wollen and McNamara are $101,732, $40,978, $65,099 and $58,639, respectively. The retirement benefit of $175,143, subject to certain inflation adjustments, for Edgar M. Cullman reflects the fact that he deferred receipt since age 65 from 1983 to 1989.

INSURANCE AND HEALTH PROGRAMS

    The Company maintains a variety of employee welfare benefit plans providing life, hospitalization, medical and long-term disability insurance for its salaried and certain hourly paid employees, which plans were assumed from Culbro in connection with the Merger. In addition, the Company provides life, hospitalization and medical insurance for certain of its retired employees, which were also assumed from Culbro in connection with the Merger. The Company's aggregate contributions for such employee welfare benefit plans in fiscal 1997 amounted to approximately $2.9 million.

    In 1976, Culbro adopted an Executive Life Insurance Program (the "Program") pursuant to which insurance was purchased for middle and senior level officers and employees. Insurance coverage of $20,000 was provided for each $10,000 salary increment in excess of $50,000 and additional coverage of $10,000 was provided for each $10,000 salary increment in excess of $100,000 up to a maximum insurance coverage of $250,000. As of July 1, 1988 the Program was suspended and all benefits remain as they were as of that date. No new participants have been offered benefits under this Program since its suspension. In connection with the Merger, General Cigar assumed responsibility for the suspended benefits. The aggregate face amount of such coverage through November 29, 1997 was approximately $2.8 million. The amounts paid by the Company in fiscal 1997 as premiums totaled approximately $80,000, which was paid in part from loans against the cash value of said insurance policies and the balance in cash.

EMPLOYMENT AGREEMENT WITH NAMED EXECUTIVE OFFICER

    Mr. Wollen and the Company entered into an Employment Agreement (the "Agreement"), dated June 6, 1997, pursuant to which the Company agreed to employ Mr. Wollen in his current position and salary, subject to annual increases, until June 6, 2000. The Agreement specifies that if Mr. Wollen is terminated for any reason, other than "for cause" as defined, he would be paid 300% of his then current annual salary and would be vested in the Company employee benefit plans in which he then participated.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION-INTERLOCKS AND INSIDERS
  PARTICIPATION

    The Compensation Committee, whose Chairman is Mr. Ernst, supervises management compensation and employee benefits and administers the Company's pension, stock option, savings, health, incentive compensation and other employee benefit plans. It held three meetings in 1997 and one in early 1998. The Committee sets compensation for the executive officers of General Cigar and the senior officers of its principal subsidiary, General Cigar Co., Inc., upon the recommendations of the President of General Cigar Co., Inc.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

    Pursuant to its authority to designate committees to exercise the powers and authority of the Board, the Board of Directors has designated the Compensation Committee to review, consider and approve the recommendations of management as to all compensation paid by the Company and its subsidiaries exceeding $75,000 per annum.

    Edgar M. Cullman, the Chairman of the Board, and Edgar M. Cullman, Jr., the chief executive officer and president, are both members of the Cullman & Ernst Group which owns Common Stock representing approximately 60% of the total voting power of the Company's Common Stock. For many years they have declined to participate in the Company's Stock Option Plans and Edgar M. Cullman has never participated in the Annual Plan or the Long Term Performance Plan. For the first time in many years the Compensation Committee determined to pay a special bonus to Edgar M. Cullman for the Company's exceptional fiscal year 1997 results. See the "--Summary Compensation Table." In 1996, Mr. Cullman, Jr. was granted an option to purchase 100,000 shares of Culbro Common Stock. See Note 2 to the table presenting the value of options under "Stock Option Information."

POLICIES

    The Committee intends that stock options and cash performance awards serve as a significant part of executives' total compensation package, and thus they are granted and awarded in consideration of present and anticipated performance as well as past performance. Moreover, the stock options and cash performance awards are intended to offer the top executives significant long-term incentives to increase their efforts on behalf of the Company and to focus managerial efforts on enhancing stockholder value. In March 1996, the Culbro Board of Directors approved the adoption by the Culbro Compensation Committee of a guideline which would require that all employees and directors retain, during the period of their employment or service, not less than 50% of the aggregate of all (i) options granted, (ii) shares issued upon the exercise of options granted and (iii) shares awarded, in 1996 and thereafter, which guideline the Company's Board of Directors continues to follow. As indicated above, the Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in making its determinations with respect to stock option and performance award grants and awards to the individual senior executives, was guided by the percentage of the individual's base salary that the estimated value of the stock options and cash performance awards would comprise.

SALARY AND CASH BONUSES

    The chief executive officer's salary was increased 10% in 1997. The Committee does not believe it need now adopt any policy with respect to the $1,000,000 deduction cap of Internal Revenue Code Section 162(m). While the Compensation Committee will continue to give due consideration to the deductibility of compensation payments on compensation arrangements with the Company's executive officers, the Compensation Committee will make its compensation decisions based on an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Compensation Committee in making its compensation decisions.

STOCK OPTION PLANS

    The Committee administers the plan described under "1997 Stock Plan." In recent years options have been granted to approximately 15 employees including the Company's senior management (other than Edgar M. Cullman, who has declined to participate) and one or two senior officers at each of the Company's operating companies. In connection with the IPO the Committee granted options to approximately 40 officers and key employees of the Company.

LONG TERM PERFORMANCE PLAN

    The Committee administers the Long Term Performance Plan which is based upon financial performance of the Company over three-year cycles. Target goals in each category were set and incentive compensation, as a percentage of salary, was paid depending upon percentage of goal achieved. Earlier cycles resulted in immaterial amounts being paid to any Named Executive Officer. The fourth cycle (1995-1997) resulted in the payments described on pages 9 and 11.

    In 1997 the Compensation Committee adopted the 1997-1999 Long Term Performance Plan (the "Plan"). Awards under the Plan for the three year performance period 1997-1999 are based upon appreciation in the price per share of General Cigar's Common Stock. Each participant has been assigned a target award percentage (expressed as a percentage of such participant's average base salary during the period 1997-1999) which will be fully paid to such participant if, after the release in early 2000 of the Company's 1999 fiscal year results, the price per share of General Cigar's Common Stock is greater than or equal to $37.25, which represents a compounded annual growth of 20% per year from the average closing price of the General Cigar Common Stock when the Plan was adopted. Lesser amounts would be paid if the stock price were to be between $29.80 and $37.25. No amounts would be paid under the Plan if the price is less than $29.80. Greater amounts are payable for prices up to $44.70 but any payments above that price would be at the discretion of the Committee. The predetermined target percentages of the Named Executive Officers are as follows:
Edgar M. Cullman, Jr. (75%), A. Ross Wollen (35%), Austin T. McNamara (50%) and Edward B. Polite (50%). Edgar M. Cullman will not participate in the Plan. Assuming a stock price of $44.70, the maximum percentage of salary of any Named Executive Officer would be 112.5%.

ANNUAL INCENTIVE COMPENSATION PLAN

    The Committee established and administers the Annual Incentive Compensation Plan which is designed to recognize and reward meritorious performance during the previous fiscal year. Such compensation is based upon predetermined percentages of each recipient's annual salary and depends upon the achievement of specified financial and subjective goals.

    The Committee has approved a 1998 Annual Incentive Plan for the officers of the Company. It follows the structure of the 1997 Annual Incentive Plan and depends upon the achievement of specified

Company financial (70%) and subjective (30%) goals. The predetermined percentages of the Named Executive Officers are as follows: Edgar M. Cullman, Jr. (50%), A. Ross Wollen (30%), Austin T. McNamara (40%) and Edward B. Polite (50%).

    As in the past, Edgar M. Cullman will not participate in the Annual Incentive Plan. The Compensation Committee, however, intends to evaluate the Company's performance in 1998 and consider awarding him a special bonus if warranted, as it did for 1997.

COMPENSATION COMMITTEE                                    SECTION 162(M) SUBCOMMITTEE
--------------------------------------------------------  --------------------------------------------------------
John L. Ernst, Chairman                                   Bruce A. Barnet
Bruce A. Barnet                                           Dan W. Lufkin
Dan W. Lufkin                                             Francis T. Vincent, Jr.
Peter J. Solomon
Francis T. Vincent, Jr.

    The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Cullman are members of the Board of Bloomingdale Properties, Inc., of which Mr. Ernst, Chairman of the Company's Compensation Committee, is Chairman and President. Mr. Cullman is Chairman of the Compensation Committee of Centaur Communications Limited, of which Mr. Sherren is chief executive officer. Mr. Sherren is a member of the Company's Board but does not serve on its Compensation Committee.

    Mr. Ernst, a member of the Compensation Committee, is a director of Griffin, formerly a subsidiary of Culbro.

    Mr. Solomon is Chairman of Peter J. Solomon Company Limited ("PJSC") which provides the Company with strategic and financial advisory services as well as specific transaction-related advisory services pursuant to an engagement letter entered into by Culbro with PJSC and assumed by General Cigar in connection with the Merger. In 1997, PJSC was paid a retainer of $150,000 for such advisory services. In addition, at the request of the Company, Peter J. Solomon Securities Company Limited, an affiliate of PJSC, was paid a fee of $700,000 by the underwriters in the IPO.

    Real estate management and advisory services have been provided to the Company by an affiliate of Bloomingdale Properties, Inc., with which members of the Cullman & Ernst Group (see "Security Ownership of Management and Principal Holders") are associated. A fee of approximately $200,000 was paid by the Company in 1997 for management of the Company's New York office building and for other real estate advisory services. Mr. Ernst is Chairman and President of Bloomingdale Properties, Inc.

    See also Interests in Certain Transactions on page 8 for certain other interests.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the 1997 monthly percentage changes in the cumulative total stockholder return on General Cigar's Common Stock with the cumulative total return of the Russell 2000 Index (assuming the reinvestment of dividends) and General Cigar's two public company competitors, Swisher International Group, Inc. and Consolidated Cigar Holdings, Inc. from the end of February 1997 (the time of the IPO) to November 1997. It is assumed in the graph that the value of each investment was $100 at the end of February 1997.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

GENERAL CIGAR HOLDINGS, INC.

Index of Closing Share
Prices
February 1997 = 100
                                  General Cigar Holdings,                         Swisher International Group,
                                                     Inc.  Russell 2000 Index                             Inc.
Feb-97                                             100.00              100.00                           100.00
Mar-97                                              96.74               95.14                            90.00
Apr-97                                             102.72               95.26                            96.92
May-97                                             128.26              105.75                           112.31
Jun-97                                             127.99              110.09                           106.15
Jul-97                                             107.07              115.12                            98.46
Aug-97                                              94.02               117.6                            95.77
Sep-97                                             125.54              126.04                           111.15
Oct-97                                             125.82              120.33                           121.92
Nov-97                                             102.17              119.41                            95.38
Month Ending

GENERAL CIGAR HOLDINGS, INC.
Index of Closing Share
Prices
February 1997 = 100
                                 Consolidated Cigar Holdings,
                                                         Inc.
Feb-97                                                 100.00
Mar-97                                                  93.10
Apr-97                                                  90.64
May-97                                                 119.21
Jun-97                                                 109.36
Jul-97                                                 117.73
Aug-97                                                 130.54
Sep-97                                                 161.08
Oct-97                                                 154.68
Nov-97                                                 108.62
Month Ending

                    II. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending November 28, 1998. This selection was recommended by the Audit Committee of the Board of Directors. Price Waterhouse LLP has been the independent accountants for the Company for many years. The fees of Price Waterhouse LLP approximated $1,550,000 for audit services (including in connection with the Reorganization), $275,000 for tax services and $160,000 for consulting services, in each case rendered to the Company with respect to its 1997 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF PRICE
  WATERHOUSE LLP.

    The submission of this proposal to a vote of stockholders is not legally required. If this selection of Price Waterhouse LLP is not approved, the Board of Directors will reconsider its selection. A majority of the votes cast by the holders of shares of Common Stock (in person or by proxy), provided that Common Stock representing at least a majority of such votes is represented at the meeting, is required to adopt this proposal.

    A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

                            ------------------------

    A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") is available to the Company's stockholders without charge at the web site (http://www.sec.gov) maintained by the Commission and at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies also may be obtained at prescribed rates at the Commission's regional office in New York located at 7 World Trade Center, 15th Floor, New York, New York 10048. In addition, a limited number of copies are available to stockholders at the Company's offices and may be obtained upon written request to:

                       General Cigar Holdings, Inc.
                       387 Park Avenue South
                       New York, New York 10016-8899
                       Attention: Corporate Secretary

Dated: March 12, 1998

                          General Cigar Holdings, Inc.
                             387 Park Avenue South
                           New York, N.Y. 10016-8899

                                     [LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS,
                                   THURSDAY,
                                 APRIL 16, 1998
                              AND PROXY STATEMENT

GENERAL CIGAR HOLDINGS, INC.                                               PROXY
--------------------------------------------------------------------------------
387 PARK AVENUE SOUTH     SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
NY, NY 10016-8899         OF SHAREHOLDERS



     The undersigned holder of Common Stock of General Cigar Holdings, Inc. (the "Company") hereby authorizes and appoints Edgar M. Cullman, Edgar M. Cullman, Jr. and John L. Ernst, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Auditorium on the 11th floor of the offices of the Corporate Headquarters of Chase Banking Corporation, 270 Park Avenue, New York, N.Y. at 10:00 A.M., local time, on April 16, 1998 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Company that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.
     Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.
     Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.
                                (Continued, and to be signed, on the other side)


                                                            See Reverse
                                                               Side


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

                                                                                                                Please mark
                                                                                                               your votes as    /X/
                                                                                                               indicated in
                                                                                                               this example

                                      FOR ALL    WITHHELD    If no direction is given, this proxy will be voted FOR Items 1 and 2.
                                       LISTED   AS TO ALL    The Board of Directors recommends a vote FOR Items 1 and 2.
                                      NOMINEES   NOMINEES
No. 1--ELECTION OF DIRECTORS.           / /        / /
NOMINEES ARE LISTED BELOW:
B.A. Barnet, J.L. Bernbach,
E.M. Cullman, E.M. Cullman, Jr.,
S.R. Cullman, J.L. Ernst,
T.C. Israel, D.W. Lufkin,
G.V. Sherren, P.J. Solomon and
F.T. Vincent, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------

YES


                                                                 FOR     AGAINST    ABSTAIN
No. 2--Approval of Selection of Independent Accountants.         / /       / /        / /


                                                  To vote in accordance with the Board of Directors recommendations just sign below, no boxes need to be checked.

                                                                                           YES
                                                  I plan to attend the Annual Meeting.     / /


Signature(s) ________________________________________    Date ____________, 1998
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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